Exhibit 99.1

Press Release

Hilb Rogal & Hobbs Company

Contact:  Carolyn Jones

4951 Lake Brook Drive

Phone: (804) 747-3108

Glen Allen, Virginia 23060-9272

Fax:  (804) 747-3138

FOR IMMEDIATE RELEASE

October 9, 2003

HILB ROGAL & HOBBS COMPANY ANNOUNCES 2003 OUTLOOK AND

THIRD QUARTER FINANCIAL RESULTS CONFERENCE CALL

RICHMOND, VA— Hilb Rogal & Hobbs Company (NYSE: HRH), the world's 10th largest insurance and risk management intermediary, today discussed the company's 2003 outlook.

HRH experienced lower than expected operating earnings per share for the third quarter and has revised its guidance for the full year 2003 primarily due to reduced organic revenue growth.  For the third quarter, operating earnings per share is expected to be $0.54 to $0.55.  Operating earnings represent net income before non-operating gains and integration costs, net of related taxes, which approximate $0.01 and $0.05, respectively, on a per share basis, for the third quarter.  In the year ago quarter, HRH reported net income per share and operating earnings per share of $0.53.

For the full year 2003, HRH expects organic revenue growth to be in the 5% to 7% range, instead of the previously anticipated 9% to 11% range, and operating earnings per share to be at the lower end of the company's long-term goal of 15% to 20% annual growth.  In addition, HRH continues to expect the annual operating profit margin to improve between 1.0% and 1.5% during 2003.

Lower than expected organic revenue growth resulted from both industry trends and company specific issues.  Hobbs, which successfully completed its earn-out at the end of the second quarter, experienced a decrease in net new business during the third quarter, the effects of softening in property insurance rates and a shortfall in executive benefit revenues--a business that was affected by proposed federal legislation and macroeconomic uncertainties.  HRH's revenue was impacted by moderating premium increases, program redesigns and current economic conditions.  In addition, for any given quarter, revenues will vary based on the timing of net new business, policy renewals and billings.

Martin L. (Mell) Vaughan, III, chairman and chief executive officer said, "The results at Hobbs reflected market conditions in certain lines of business as well as a post earn-out slump, a temporary situation now largely behind us.  We have virtually completed the planning process for integrating Hobbs and HRH, and will announce and launch the plan over

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HILB ROGAL & HOBBS COMPANY ANNOUNCES 2003 OUTLOOK AND

THIRD QUARTER FINANCIAL RESULTS CONFERENCE CALL--Continued

the next 30 days.  We are as excited as ever with the potential synergies between Hobbs and HRH, and the talented leadership committed to bringing those to life."

Mr. Vaughan concluded, "For the rest of the year, in addition to the organizational strengthening associated with the integration of Hobbs, our top priority is the successful rollout of our new sales and sales management program which combines the best of the Hobbs and HRH models.  Our strategy is to enter 2004 with the full complement of our expertise, products and carrier relationships available throughout the HRH network, and the sales culture to deliver those goods and services to a growing share of the market."

HRH will release financial results for the third quarter of 2003 after the market close on October 20, 2003.  The company will hold a conference call on October 21, 2003 at 8:30 a.m. ET to discuss the results.  To access the listen-only webcast, listeners can visit the company's website at www.hrh.com and follow the link on the homepage.  For those who are unable to join the call at the scheduled time, a replay will be available via webcast through the company's website. This replay will be available from 5:00 p.m. ET on October 21, 2003 to 12:00 p.m. ET on November 21, 2003.

The company cautions readers that the statements contained herein regarding the company’s future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Hilb Rogal & Hobbs Company is the nation’s seventh largest insurance and risk management intermediary.  With offices located throughout the United States, HRH assists clients in managing their risks in areas such as property and casualty, employee benefits and many other areas of specialized exposure.  The company is traded on the New York Stock Exchange, symbol HRH, and is ranked the 10th largest insurance and risk management intermediary in the world.  Additional information about HRH may be found at www.hrh.com.

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